Exhibit 99.1

World Heart Completes Planned Reincorporation in Delaware

SALT LAKE CITY, January 4, 2010 — World Heart Corporation (“WorldHeart”; NASDAQ:WHRT), a developer of mechanical circulatory support systems, today announced that effective January 1, 2010, it has changed its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware in the United States of America through a plan of arrangement (the “Arrangement”).

The Arrangement, including the reincorporation, was approved by the shareholders of WorldHeart at the special meeting of shareholders held on September 17, 2009 and the final order approving the Arrangement was issued by the Ontario Superior Court of Justice on September 23, 2009. The reincorporation did not result in any change to WorldHeart’s name, ticker symbol, CUSIP number, business, management, executive officers, assets, liabilities or net worth.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems in Salt Lake City, Utah with additional facilities in Oakland, California, USA and Herkenbosch, The Netherlands. World Heart’s registered office is in Delaware, USA.

Contact:  Mr. Morgan R. Brown, Executive Vice President and Chief Financial Officer of World Heart Corporation, +1-801-303-4361